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                                                                 Exhibit 3.9


                            CERTIFICATE OF CONVERSION
                FROM A CORPORATION TO A LIMITED LIABILITY COMPANY
         PURSUANT TO SECTION 266 OF THE DELAWARE GENERAL CORPORATION LAW



         This Certificate of Conversion to Limited Liability Company, dated as of December 23, 2002, has been duly executed and is being filed by TravelCenters Realty, Inc., a Delaware corporation (the "Corporation"), to convert the Corporation to TravelCenters Realty, L.L.C., a Delaware limited liability company (the "LLC"), under the Delaware Limited Liability Company Act (6 DEL.
C. ss.18-101, ET. SEQ.) (the "DLLCA") and the General Corporation Law of the State of Delaware (8 DEL. C. ss. 101, ET. SEQ.) (the "DGCL")


         1. The Corporation was first formed and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 8, 2000.

         2. The name of the Corporation immediately prior to filing this Certificate of Conversion to Limited Liability Company is TravelCenters Realty, Inc.

         3. The name of the LLC as set forth in its Certificate of Formation is TravelCenters Realty, L.L.C.

         4. The Corporation is a corporation under the laws of the State of Delaware.

         5. The conversion of the Corporation to the LLC, which was approved in accordance with the provisions of ss.266 of the DGCL and ss.18-214 of the DLLCA, shall be effective at 11:59 p.m. on December 31, 2002.



                                  By: /s/ James W. George
                                      ---------------------------------------
                                      Authorized Officer

                                  Name: James W. George, Chief
                                  Financial Officer, Senior Vice President and Secretary